Exhibit 2
Execution Copy

STOCKHOLDER AGREEMENT

Between
The Bank of Nova Scotia
and
First BanCorp
Dated as of August 24, 2007

TABLE OF CONTENTS

Page
ARTICLE I

CERTAIN DEFINITIONS

Section 1.01. Certain Definitions	1

ARTICLE II

RESTRICTIONS ON TRANSFERABILITY

Section 2.01. General	5
Section 2.02. Restrictive Legend	5

ARTICLE III

CORPORATE GOVERNANCE

Section 3.01. Observer to the Board	5

ARTICLE IV

REGISTRATION RIGHTS

Section 4.01. Demand Registration	6
Section 4.02. Piggyback Registration	6
Section 4.03. Shelf Registration Statement	7
Section 4.04. Blackout Periods	7
Section 4.05. Registration Procedures	8
Section 4.06. Expenses	10
Section 4.07. Rule 144 and Rule 144A Information	11
Section 4.08. Indemnification and Contribution	12
Section 4.09. Certain Additional Limitations on Registration Rights	14
Section 4.10. Limitations on Registration of Other Securities; Representation	14
Section 4.11. No Inconsistent Agreements	14
Section 4.12. Selection of Managing Underwriters	14

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Right of First Look	15
Section 5.02. Right of Last Look	15
Section 5.03. Investor Right of First Offer	16
Section 5.04. Rights to Purchase New Securities	17
Section 5.05. Furnishing of Information	18
Section 5.06. Company Right of First Offer	18

ARTICLE VI

MISCELLANEOUS

Section 6.01. Termination	19
Section 6.02. Notices	19
Section 6.03. Amendments and Waivers	21
Section 6.04. Binding Effect	21
Section 6.05. Expenses	21
Section 6.06. Governing Law	21
Section 6.07. Waiver of Jury Trial	22
Section 6.08. Specific Performance	22

i

TABLE OF CONTENTS

Page
Section 6.09. Counterparts	22
Section 6.10. Entire Agreement	22
Section 6.11. Headings	22
Section 6.12. Severability	22
Section 6.13. Public Announcements	22
Section 6.14. Cumulative Remedies	23
Section 6.15. Interpretation	23
Section 6.16. No Third Party Beneficiaries	23
Section 6.17. Construction	23

ii

STOCKHOLDER AGREEMENT
     This Stockholder Agreement (this “Agreement”) is made effective as of August 24, 2007, between First BanCorp, a Puerto Rico-chartered financial holding company (the “Company”), and The Bank of Nova Scotia, a chartered bank under the Bank Act (Canada) (the “Investor”).
     WHEREAS, the Company and the Investor have entered into the Investment Agreement, dated as of February 15, 2007 (the “Investment Agreement”);
     WHEREAS, upon consummation of the transaction contemplated by the Investment Agreement, the Investor will beneficially own that number of shares of common stock, par value $1.00 per share (“Common Stock”), of the Company such that immediately after giving effect to the issuance as contemplated by the Investment Agreement the Investor will own 10% of the issued and outstanding Common Stock;
     WHEREAS, the parties hereto wish to enter into this Agreement to set forth their agreement as to the matters set forth herein; and
     WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Investment Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investor hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     Section 1.01. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
     “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.
     “beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act.
     “Board” means the board of directors of the Company.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in any of The City of New York, NY, San Juan, Puerto Rico or Toronto, Canada.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having from either Standard & Poor’s Ratings Services or Moody’s

Investors Service, Inc. the highest rating available from that rating agency or (c) commercial paper maturing not more than one year from the date of issuance thereof and, at the time of acquisition, having from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc. the highest rating available from that rating agency.
     “Closing” has the meaning given to such term in the Investment Agreement.
     “Control” (including the terms “Controlled by” and “under common Control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Holder” shall mean the Investor, and any transferee of the Investor or any Holder to whom Registrable Securities are transferred, and, in each case, who continues to be entitled to the rights of a Holder hereunder.
     “Investor Stock” means the shares of Common Stock acquired by the Investor pursuant to the Investment Agreement.
     “Law” means any federal, national, supranational, state, provincial, municipal, local or similar statute, law, ordinance, regulation, rule, code, order, or rule of law (including common law) and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment.
     “Marketable Securities” means securities that are (a)(i) securities of or other interests in any Person that are traded on a United States national securities exchange or (ii) debt securities in which at least three nationally recognized securities firms are making or have agreed to make a market, and (b) not subject to restrictions on transfer as a result of any applicable contractual provisions or the provisions of the Securities Act or, if subject to such restrictions under the Securities Act, are also subject to registration rights reasonably acceptable to the Person receiving such Marketable Securities.
     “New Securities” means any Common Stock, whether now authorized or not, and rights, options or warrants to purchase such Common Stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable or exercisable for Common Stock that are issued after the date of this Agreement; provided that the term “New Securities” does not include (a) securities of the Company issued to employees, officers or directors of the Company or any Subsidiary, or which have been reserved for issuance, pursuant to any employee stock option, stock purchase, stock bonus plan, or other similar stock agreement or arrangement approved by the Board, (b) securities of the Company issued pro rata to all holders of Common Stock in connection with any stock split, stock dividend or recapitalization of the Company, (c) securities of the Company issued upon the conversion, exchange or exercise of convertible, exchangeable or exercisable securities of the Company that are issued and outstanding as of the date of this Agreement, (d) securities of the Company issued upon the conversion, exchange or exercise of convertible, exchangeable or exercisable securities of the Company that are issued in accordance with this Agreement, or (e) any right, option or warrant to acquire any security convertible into or exchangeable or exercisable for the securities excluded from the definition of New

Securities pursuant to subclause (a) above if issued pursuant to any employee stock option, stock purchase, stock bonus plan or other similar stock agreement or arrangement approved by the Board.
     “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
     “Price Determination Date” means (a) in connection with any issuance of New Securities by the Company pursuant to Section 5.03 hereof, (i) the date on which the Company receives an Investor Notice of Election or (ii) the date on which the Company and a Third Party enter into a definitive agreement in accordance with Section 5.03(d) and (b) in connection with any sale of Investor Stock by the Investor or its Affiliate, as the case may be, pursuant to Section 5.06 hereof, (i) the date on which the Investor or its Affiliate, as the case may be, receives a Company Notice of Election or (ii) the date on which the Investor or its Affiliate, as the case may be, and a Third Party enter into a definitive agreement in accordance with Section 5.06(d).
     The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement by the SEC.
     “Registrable Securities” means (a) the shares of Common Stock issued pursuant to the Investment Agreement and held by a Holder, (b) any securities issuable or issued or distributed in respect of any of the Common Stock identified in clause (a) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise, (c) any New Securities issued pursuant to this Agreement and held by a Holder and (d) any shares of Common Stock or New Securities acquired by a Holder from the Company after the date of the Investment Agreement. For purposes of this Agreement, Registrable Securities shall cease to be Registrable Securities (i) when a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) with respect to a Holder, when all the Registrable Securities held by such Holder become eligible to be sold under Rule 144(k), or (iii) with respect to a Holder, when the entire amount of the Registrable Securities proposed to be sold by such Holder can, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, be distributed to the public in brokers transactions pursuant to Rule 144 within a three month period or any such Registrable Securities have been sold in a sale made pursuant to Rule 144.
     “Registration Statement” shall mean the Demand Registration Statement, the Piggyback Registration Statement and/or the Shelf Registration Statement, as the case may be.
     “Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Significant Subsidiary” means (i) any Subsidiary set forth in Section 3.02(a) of the Disclosure Schedule to the Investment Agreement and (ii) any other Subsidiary that is a significant subsidiary of the Company under Rule 1-02(w) of SEC Regulation S-X.

     “Subsidiary” or “Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Company, directly or indirectly, as a result of ownership of equity, membership or similar interests in such Person or any other related rights.
     “Third Party” means, with respect to the Investor, any other Person (other than the Company or an Affiliate of the Investor) and, with respect to the Company, any other Person (other than the Investor).
     “VWAP” means the volume weighted average of the trading prices of Common Stock, as such price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing), for the 20 trading days ending on (and including) the date that is two trading days prior to the Price Determination Date.
     Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Transaction	5.01(b)
Agreement	Preamble
Blackout Period	4.04
Common Stock	Recitals
Company	Preamble
Company Offer	5.06(a)
Company Offer Notice	5.06(a)
Company Offer Period	5.06(b)(i)
Company Offer Price	5.06(a)
Company Offered Shares	5.06(a)
Company Notice of Election	5.06(b)(i)
Counteroffer Period	5.02(a)
Demand Registration	4.01(a)
Demand Registration Statement	4.01(a)
Determination Notice	5.02(a)
Indemnified Party	4.08(d)
Indemnifying Party	4.08(d)
Investment Agreement	Recitals
Investor	Preamble
Investor Offer	5.03(a)
Investor Offer Notice	5.03(a)
Investor Offer Period	5.03(b)(i)
Investor Offer Price	5.03(a)
Investor Offered Shares	5.03(a)
Investor Notice of Election	5.03(b)(i)
Investor Proposal	5.02(a)
Look Period	5.01(a)
Maximum Number of Securities	4.02(c)
Notice of Issuance	5.04(b)
Observer	3.01(a)
Participating Demand Holders	4.01(a)
Participating Piggyback Holders	4.02(b)
Piggyback Registration	4.02(a)
Piggyback Registration Statement	4.02(a)
Shelf Registration	4.01(b)

Term	Section
Shelf Registration Statement	4.01(b)
Superior Proposal	5.02(b)
Third Party New Securities	5.04(a)
Third Party Offer	5.02(a)
ARTICLE II
RESTRICTIONS ON TRANSFERABILITY
     Section 2.01. General. The Investor understands and agrees that the shares of Investor Stock have not been registered under the Securities Act and are restricted securities. The Investor agrees not to sell or solicit for sale any of the Investor Stock except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from the registration and prospectus delivery requirements of the Securities Act.
     Section 2.02. Restrictive Legend. (a) Each certificate representing the shares of Investor Stock shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legends required by agreement or by applicable state securities Laws):
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SHARES GENERALLY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR OF AN APPLICABLE EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
          (b) The Company shall, at the request of a holder of shares of Common Stock, remove from each certificate evidencing shares of Common Stock the legend described in Section 2.02(a) if such requesting holder provides, at its expense, an opinion of counsel satisfactory to the Company that the securities evidenced thereby may be publicly sold without registration under the Securities Act.
ARTICLE III
CORPORATE GOVERNANCE
     Section 3.01. Observer to the Board. (a) So long as the Investor and its Affiliates beneficially own at least 5% of the issued and outstanding Common Stock (treating all securities beneficially owned by the Investor and its Affiliates that are convertible into or exchangeable or exercisable for Common Stock as converted, exchanged or exercised), the Investor shall be entitled to designate one individual to serve as an observer to the Board (the “Observer”), which designation may be changed from time to time in the sole discretion of the Investor. To the extent, and subject to the restrictions and limitations, provided in the document entitled Procedures Applicable to The Bank of Nova Scotia Observer that is attached as Annex I to this Agreement, the Observer shall be entitled to (i) attend all meetings of the Board, including any committee meetings of the Board, (ii) receive notices of such meetings concurrently with the members of the Board or such committees thereof and (iii) receive all information provided to members of the Board or such committees thereof at such meetings.

          (b) The Observer shall have no voting rights and his or her presence shall not be required for determining a quorum at any meeting he or she is entitled to attend pursuant to Section 3.01(a).
ARTICLE IV
REGISTRATION RIGHTS
     Section 4.01. Demand Registration. (a) After receipt of a written request from a Holder requesting that the Company effect a registration or, in the case of a Shelf Registration (as defined below), renew a registration (each, a “Demand Registration”) under the Securities Act covering all or part of such Holder’s Registrable Securities (which specifies the intended method or methods of disposition thereof), the Company shall promptly notify all Holders in writing of the receipt of such request and each such Holder, in lieu of exercising its rights under Section 4.02 hereof, may elect (by written notice sent to the Company within ten Business Days from the date of such Holder’s receipt of the aforementioned notice from the Company) to have all or part of such Holder’s Registrable Securities included in such registration thereof pursuant to this Section 4.01, and such Holder shall specify in such notice the number of Registrable Securities that such Holder elects to include in such registration. Thereupon the Company shall, as expeditiously as is possible, but in any event no later than 30 days after receipt of a written request for a Demand Registration, file with the SEC and use its reasonable best efforts to cause to be declared effective, a registration statement (a “Demand Registration Statement”) relating to all shares of Registrable Securities which the Company has been so requested to register by such Holders (“Participating Demand Holders”) for sale, to the extent required to permit the disposition (in accordance with the intended method or methods thereof, as aforesaid) of the Registrable Securities so registered; provided, however, that the Company shall not be required to effect a Demand Registration (i) unless the aggregate number of the Registrable Securities requested to be registered constitute at least 3% of the Common Stock issued and outstanding on the date such written request for a Demand Registration is made or (ii) at the time when, because the Company’s independent public accounting firm has not completed its audit or review of the Company’s annual or quarterly financial statements, the Company is not able to file a registration statement that complies with SEC rules.
          (b) If the Company is eligible to register shares of its common stock for a delayed or continuous offering by stockholders, the Demand Registration Statement may be required by the initiating Participating Demand Holder to be with regard to a delayed or continuous offering of all the Registrable Securities (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act (the “Shelf Registration”).
     Section 4.02. Piggyback Registration. (a) If the Company proposes to file a registration statement relating to an offering of Common Stock by the Company or any holder of its securities (other than a registration statement on Form S-4 or S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or of stock issued to employees of the Company pursuant to any employee benefit plan, respectively) for the registration of Common Stock (a “Piggyback Registration”), it will give written notice to all Holders at least 20 days before the initial filing with the SEC of such piggyback registration statement (a “Piggyback Registration Statement”), which notice shall set forth the intended method of disposition of the securities proposed to be registered (which, if the Piggyback Registration is to relate to an underwritten offering, must be for inclusion in the underwritten offering). The notice shall offer to include in such filing such shares of Registrable Securities as such Holders may request.
          (b) Each Holder desiring to have Registrable Securities registered under this Section 4.02 (“Participating Piggyback Holders”) shall advise the Company in writing within ten days after the date of receipt of such offer from the Company, setting forth the amount of such Registrable Securities for which registration is requested. The Company shall thereupon include in such filing the number or amount of Registrable Securities for which registration is so requested, subject to paragraph (c) below, and shall use its reasonable best efforts to effect registration of such Registrable Securities under the Securities Act.
          (c) If the Piggyback Registration relates to an underwritten public offering and the managing underwriter of such proposed public offering advises in writing that, in its opinion, the amount of Registrable Securities requested to be included in the Piggyback Registration in addition to the securities being registered by the Company would be greater than the total number of securities which can be sold in the offering without having a material adverse effect on the distribution of such securities or otherwise having a material adverse effect on the marketability thereof (the “Maximum Number of Securities”), then:
          (i) in the event the Company initiated the Piggyback Registration, the Company shall include in such Piggyback Registration first, the securities the Company proposes to register and second, the securities of all other selling security holders, including the Participating Piggyback Holders, to be included in such Piggyback Registration in an amount which together with the securities the Company proposes to register, shall not exceed the Maximum Number of Securities, such amount to be allocated among such selling security holders on a pro rata basis (based on the number of securities of the Company held by each such selling security holder);
          (ii) in the event any holder of Common Stock of the Company initiated the Piggyback Registration, the Company shall include in such Piggyback Registration first, the securities such initiating security holder proposes to register, second, the securities of any other selling security holders (including Participating Piggyback Holders), in an amount which together with the securities the initiating security holder proposes to register, shall not exceed the Maximum Number of Securities, such amount to be allocated among such other selling security holders on a pro rata basis (based on the number of securities of the Company held by each such selling security holder) and third, any securities the Company proposes to register, in an amount which together with the securities the initiating security holder and the other selling security holders propose to register, shall not exceed the Maximum Number of Securities;
          (d) The Company will not hereafter enter into any agreement, which is inconsistent with the rights of priority provided in paragraph (c) above.
     Section 4.03. Shelf Registration Statement. If at any time the Company is eligible to file a registration statement relating to an offering on a delayed or continuous basis of the Registrable Securities on Form S-3 or a successor to that form, the Company may (and the Company will at the request of the initiating Holder) file a Shelf Registration Statement relating to sales of all the Registrable Securities (or the maximum amount of Registrable Securities that are eligible to be included in the Shelf Registration Statement). While that Shelf Registration Statement is effective, the Company will have no further obligations to file a Demand Registration Statement or to include Registrable Shares in a Piggyback Registration Statement, but at the request of any Holder who, but for this Section 4.03, would be eligible to request a Demand Registration Statement, the Company will file a prospectus supplement permitting Registrable Securities to be sold in an underwritten offering.
     Section 4.04. Blackout Periods. The Company shall have the right to delay the filing or effectiveness of a Registration Statement required pursuant to Sections 4.01 or 4.02 during no more than two periods aggregating not more than 90 days in any twelve-month period (a “Blackout Period”) in the event that (i) the Company would, in accordance with the advice of its counsel, be required to disclose in the prospectus information not otherwise then required by Law to be publicly disclosed and (ii) in the judgment of the Board, there is a reasonable likelihood that such disclosure, or any other action to be taken in connection with the prospectus, would materially and adversely affect or interfere with any financing, acquisition, merger, disposition of assets (not in the ordinary course of business), corporate reorganization or other similar transaction involving the Company. The Company shall promptly give the Holders written notice of such determination containing a general statement of the reasons for such postponement and an approximation of the anticipated delay.
     Section 4.05. Registration Procedures. If the Company is required by the provisions of Section 4.01 or 4.02 to use its reasonable best efforts to effect the registration of any of its securities under the Securities Act, the Company will, as expeditiously as possible:
          (a) prepare and file with the SEC a Registration Statement with respect to such securities and use its reasonable best efforts to cause such Registration Statement promptly to become and remain effective for a period of time required for the disposition of such securities by the holders thereof but not to exceed 30 days (except with respect to a Shelf Registration Statement which shall remain effective for a period not required to exceed one year); provided, however, that before filing such registration statement or any amendments thereto, the Company shall furnish the representatives of the Holders referred to in Section 4.05(m) copies of all documents proposed to be filed, which documents will be subject to the review of such counsel. The Company shall not be deemed to have used its reasonable best efforts to keep a Registration Statement effective during the applicable period if it voluntarily takes any action that would result in the Holders of such Registrable Securities not being able to sell such Registrable Securities during that period, unless such action is required under applicable Law;
          (b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such Registration Statement until the earlier of such time as all of such securities have been disposed of or the time specified in Section 4.05(a);
          (c) furnish to such selling security holders such number of conformed copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits), and of any summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as such selling security holders may reasonably request;
          (d) use its reasonable best efforts to register or qualify the securities covered by such Registration Statement under such other securities or blue sky Laws of such jurisdictions within the United States and Puerto Rico as each Holder of such securities shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities beneficially owned by such Holder (provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to taxation in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (d) be obligated to do so; and provided, further, that the Company shall not be required to qualify such Registrable Securities in any jurisdiction in which the securities regulatory authority requires that any Holder submit any shares of its Registrable Securities to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Securities in such jurisdiction unless such Holder agrees to do so), and do such other reasonable acts and things as may be required of it to enable such Holder to consummate the disposition in such jurisdiction of the securities covered by such Registration Statement;

          (e) furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to Section 4.01, 4.02 or 4.03, if the method of distribution is by means of an underwriting, on the date that the shares of Registrable Securities are delivered to the underwriters for sale pursuant to such registration, or if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such shares of Registrable Securities becomes effective, (1) a signed opinion, dated such date, of the independent legal counsel representing the Company for the purpose of such registration, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holders making such request, as to such matters as such underwriters or the initiating Holder, as the case may be, may reasonably request; (2) letters dated such date and the date the offering is priced from the independent certified public accountants of the Company, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holders making such request (i) stating that they are independent registered public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the Registration Statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (ii) covering such other financial matters (including information as to the period ending not more than five Business Days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the initiating Holder, as the case may be, may reasonably request and as would be customary in such a transaction; and (3) the written consent of any other person reasonably requested or required by Law;
          (f) enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;
          (g) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make earnings statements satisfying the provisions of Section 11(a) of the Securities Act generally available to the Holders no later than 40 days after the end of any twelve-month period (or 60 days, if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in an underwritten public offering, or (ii) if not sold to underwriters in such an offering, beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Registration Statement, which statements shall cover said twelve-month periods;
          (h) use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or quotation system on which similar securities issued by the Company are listed or traded;
          (i) use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of such Registration Statement at the earliest possible time;
          (j) give written notice to the Holders:
          (i) when such Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;
          (ii) of any request by the SEC for amendments or supplements to such Registration Statement or the prospectus included therein or for additional information;

          (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose;
          (iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
          (v) of the happening of any event that requires the Company to make changes in such Registration Statement or the prospectus in order to make the statements made or incorporated therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made);
          (k) furnish to each Holder, without charge, at least one copy of such Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if the Holder so requests in writing, all exhibits (including those, if any, incorporated by reference);
          (l) upon the occurrence of any event contemplated by Section 4.05(j)(v) above, promptly prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders, the prospectus will not contain or incorporate an untrue statement of a material fact or omit to state any material fact necessary to make the statements made or incorporated therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with Section 4.05(j)(v) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders shall suspend use of such prospectus and, if asked to do so by the Company, will use their reasonable efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in such Holder’s possession, and the period of effectiveness of such Registration Statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to the date Holders shall have received such amended or supplemented prospectus pursuant to this Section 4.05(l);
          (m) make reasonably available for inspection by the representatives of the Holders, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by such representative or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors and employees to supply all relevant information reasonably requested by such representative or any such underwriter, attorney, accountant or agent in connection with the registration; and
          (n) use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or the underwriters.
     It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Agreement in respect of the Registrable Securities which are to be registered at the request of any Holder that such Holder shall furnish to the Company such information regarding the Registrable Securities held by such Holder and the intended method of disposition thereof as the Company shall reasonably request and as shall be required in connection with the action taken by the Company.
     Section 4.06. Expenses. All expenses incurred in connection with each registration pursuant to Sections 4.01 or 4.02 of this Agreement, excluding underwriters’ discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance), listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky Laws, fees and disbursements of counsel for the Company, fees and expenses of the Company and the underwriters relating to “road show” investor presentations, including the cost of any aircraft chartered for such purposes and the fees and disbursements of one counsel for the selling Holders (which counsel shall be selected by the Holders holding a majority in interest of the Registrable Securities being registered), shall be paid by the Company, except that:
          (a) all such expenses in connection with any amendment or supplement to a Registration Statement or prospectus filed more than 30 days (or in the case of a Shelf Registration Statement, one year) after the effective date of such Registration Statement because any Holder has not effected the disposition of the Registrable Securities requested to be registered shall be paid by such Holder;
          (b) the Holders shall bear and pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to this Agreement; and
          (c) the Company will only be required to pay the expenses relating to one Demand Registration (other than a Shelf Registration); provided, however, that the foregoing shall not in any way limit the number of Demand Registrations the Holders may request under this Article IV.
     Section 4.07. Rule 144 and Rule 144A Information. (a) With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to:
          (i) make and keep public information available, as those terms are understood and defined in Rule 144;
          (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
          (iii) furnish to each Holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any Registrable Securities without registration;
provided, however, that the Company shall be deemed not to be in breach of clauses (i) and (ii) of this Section 4.07(a) to the extent that noncompliance with such clauses is the result of the failure of the Company’s registered public accounting firm to complete its audit of annual financial statements or its review of interim financial statements, or of other acts or omissions of any third party that is not an employee, officer or Affiliate of the Company.
          (b) At all times during which the Company is not in compliance with or not current in its reporting requirements under Section 13 or 15(d) of the Exchange Act, it will provide, upon the written request of any Holder of Registrable Securities in written form (as promptly as practicable and in any event within 15 business days), to any prospective buyer of such stock designated by such Holder, all information required by Rule 144A(d)(4)(i) under the Securities Act and such other information and assistance as such Holder may reasonably request, subject to the entry into of reasonably appropriate confidentiality agreements in favor of the Company.
          (c) Notwithstanding the foregoing, as promptly as practicable following the date of this Agreement but in no event later than October 31, 2007, the Company shall file all forms, reports, statements, schedules and other documents, including any amendments thereto, required to be filed by it with the SEC and necessary to permit a Holder of Registrable Securities to avail itself of its rights under this Article IV.
          Section 4.08. Indemnification and Contribution. (a) The Company shall indemnify and hold harmless each Holder, such Holder’s directors and officers, each person who participates in the offering of such Registrable Securities, including underwriters (as defined in the Securities Act), and each person, if any, who controls such Holder or participating person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Holder, such Holder’s directors and officers, such participating person or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to any Holder, such Holder’s directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, such Holder’s directors and officers, participating person or controlling person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder’s directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Holder.
          (b) Each Holder requesting or joining in a registration severally and not jointly shall indemnify and hold harmless the Company, each of its directors and officers, each person, if any, who controls the Company within the meaning of the Securities Act, and each agent and any underwriter for the Company (within the meaning of the Securities Act) against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer, controlling person, agent or underwriter may become subject, under the Securities Act or otherwise, to the extent that such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the shares sold by such Holder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Holder from the sale of Registrable Securities covered by such registration statement.
          (c) If the indemnification provided for in this Section 4.08 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. If the allocation provided in this paragraph (c) is not permitted by applicable Law, the parties shall contribute based upon the relative benefits received by the Company from the initial sale of the Registrable Securities on the one hand and the net proceeds received by the Holders from the sale of Registrable Securities on the other.
          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.08(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
          (d) Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, that the failure so to notify the Indemnified Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnifying Party hereunder unless such failure is materially prejudicial to the Indemnifying Party. If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action, or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that either (A) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (B) there are one or more legal defenses available to it which are substantially different from or additional to those available to the Indemnifying Party. No

Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.
          (e) The agreements contained in this Section 4.08 shall survive the transfer of the Registered Securities by any Holder and sale of all the Registrable Securities pursuant to any registration statement and shall remain in full force and effect, regardless of any investigation made by or on behalf of any Holder or such director, officer or participating or controlling Person.
     Section 4.09. Certain Additional Limitations on Registration Rights. Notwithstanding the other provisions of this Agreement, the Company shall not be obligated to register the Registrable Securities of any Holder (i) if such Holder or any underwriter of such Registrable Securities shall fail to furnish to the Company necessary information in respect of the distribution of such Registrable Securities, or (ii) if such registration involves an underwritten offering, such Registrable Securities are not included in such underwritten offering on the same terms and conditions as shall be applicable to the other Common Stock being sold through underwriters in the registration or such Holder fails to enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwritten offering. In addition, each Holder agrees not to effect any public sale or distribution of any Registrable Securities or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act and to enter into a customary lock-up agreement with the managing underwriter for an offering, during the 90-day period beginning on the effective date of any Demand Registration Statement (initiated by such Holder) or Piggyback Registration Statement or other underwritten offering (initiated by the Company) (except as part of such registration), and the Company agrees to use its reasonable best efforts to cause its executive officers to enter into a lock-up agreement of the same term, in each case if and to the extent requested by the managing underwriter for such offering and if the Company and its directors, executive officers and other significant stockholders enter into similar agreements.
     Section 4.10. Limitations on Registration of Other Securities; Representation. From and after the date of this Agreement, the Company shall not, without the prior written consent of a majority in interest of the Holders, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are more favorable taken as a whole than the registration rights granted to the Holders hereunder unless the Company shall also give such rights to the Holders hereunder.
     Section 4.11. No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities, which is inconsistent in any material respects with the rights granted to the Holders in this Agreement.
     Section 4.12. Selection of Managing Underwriters. In the event the Participating Demand Holders have requested an underwritten offering, the underwriter or underwriters shall be selected by the Company and shall be approved by the Holders of a majority of the Registrable Securities being so registered, which approval shall not be unreasonably withheld or delayed, provided, (i) that all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Holders, (ii) that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall be conditions precedent to the obligations of such Holders (other than conditions the fulfillment of which is within the power of the Holders), and (iii) that no Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, the Registrable Securities of such Holder and such Holder’s intended method of distribution and any other representations required by Law. Subject to the foregoing, all Holders proposing to distribute Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters. If any Participating Demand Holder disapproves of the terms of the underwriting, such Holder may (except to the extent it has committed to the underwriters not to do so) elect to withdraw all its Registrable Securities by written notice to the Company, the managing underwriter and the other Participating Demand Holders. The securities so withdrawn shall also be withdrawn from registration.
ARTICLE V
ADDITIONAL AGREEMENTS
     Section 5.01. Right of First Look. (a) During the period commencing on the date hereof and ending eighteen months thereafter (the “Look Period”), if (i) the Company determines to commence any process that involves soliciting, initiating or encouraging (including by way of furnishing nonpublic information), or taking any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Acquisition Transaction (as defined below), the Company shall first notify the Investor in writing as promptly as practicable after having made such determination and shall negotiate in good faith with the Investor on an exclusive basis for a period of not less than 30 days from the date of receipt of such notice with respect to an Acquisition Transaction, or (ii) the Investor, in its sole discretion, offers to effect an Acquisition Transaction, the Company shall negotiate in good faith with the Investor on an exclusive basis for a period of not less than 30 days from the date of receipt of such proposal with respect to such Acquisition Transaction.
          (b) An “Acquisition Transaction” means any of the following (other than the transactions contemplated by the Investment Agreement) in one transaction or a series of related transactions: (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Significant Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition to a Person of assets or businesses that constitute or represent 10% or more of the total revenue, operating income or assets of the Company and its Subsidiaries, taken as a whole; or (iii) any tender offer or exchange offer for Common Stock or securities that are, or may become, convertible into or exchangeable or exercisable for Common Stock.
     Section 5.02. Right of Last Look. (a) During the Look Period, if the Company determines to pursue a proposal or offer from a Third Party to effect an Acquisition Transaction (a “Third Party Offer”), the Company shall first notify the Investor in writing as promptly as practicable after having made such determination (which notice shall specify the material terms and conditions thereof and the identity of such Third Party (including material amendments or proposed material amendments)) (the “Determination Notice”). The Investor shall then have five Business Days (the “Counteroffer Period”) following the date that such Determination Notice is received by the Investor to notify the Company in writing if it wishes to make an offer for an Acquisition Transaction in lieu of such Third Party Offer, which notice shall include the form and amount of consideration and the structure of the Acquisition Transaction proposed by the Investor (the “Investor Proposal”). After the expiration of the Counteroffer Period, if (i) the Company has not received an Investor Proposal or (ii) the Board has determined, in its good faith judgment (after consultation with a financial advisor of internationally recognized reputation), that such Third Party Offer constitutes a Superior Proposal (as defined below), the Board may furnish information to, and enter into discussions with, the Third Party who has made such Third Party Offer and the Company shall be free thereafter (without liability to the Investor) to enter into a definitive agreement formalizing the Third Party Offer with such Third Party.
          (b) A “Superior Proposal” means a Third Party Offer that the Board determines, in its good faith judgment (after consultation with a financial advisor of internationally recognized reputation), to be (i) more favorable to the stockholders of the Company from a financial point of view than the Investor Proposal (including any amendments) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such Third Party Offer; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not highly likely to be obtained.
     Section 5.03. Investor Right of First Offer. (a) So long as the Investor and its Affiliates beneficially own at least 5% of the issued and outstanding Common Stock (treating all securities beneficially owned by the Investor and its Affiliates that are convertible into or exchangeable or exercisable for Common Stock as converted, exchanged or exercised), if, at any time, the Company or any Subsidiary proposes to issue New Securities to any Third Party, other than in connection with an Acquisition Transaction or in a transaction of the type referred to in Rule 145 under the Securities Act, the Company shall first deliver a written notice (an “Investor Offer Notice”) thereof to the Investor, which notice shall set forth all of the material terms and conditions on which the Company offers to issue such New Securities to the Investor (the “Investor Offer”), including, without limitation, the number of New Securities to be issued (the “Investor Offered Shares”) and the purchase price per New Security, which shall be stated as the VWAP (plus or minus any absolute or percentage premium or discount to the VWAP) and payable solely in cash or Cash Equivalents (the “Investor Offer Price”). If the Investor Offer Price includes any Cash Equivalents, the value of such Cash Equivalents shall be determined by reference to the closing price thereof on the market with the largest trading volume in such securities on the Price Determination Date.
          (b) (i) The receipt of an Investor Offer Notice by the Investor from the Company shall constitute an exclusive offer by the Company to issue to the Investor all (and only all) of the Investor Offered Shares at the Investor Offer Price. Such offer shall remain open and irrevocable until expiration of 15 days after receipt of such Investor Offer Notice by the Investor (the “Investor Offer Period”). At any time prior to expiration of the Investor Offer Period, the Investor shall have the right to accept the Company’s offer as to all (and only all) of the Investor Offered Shares by giving a written notice of election (the “Investor Notice of Election”) to the Company.
          (ii) If the Investor accepts the Company’s offer in accordance with this Section 5.03(b) by written notice delivered to the Company prior to expiration of the Investor Offer Period, the Investor shall purchase from the Company, and the Company shall issue to the Investor, all the Investor Offered Shares. The price per New Security to be paid by the Investor shall be the Investor Offer Price specified in the Investor Offer Notice, payable in accordance with the terms of the Investor Offer. In the event the Investor does not deliver during the Investor Offer Period an Investor Notice of Election in which the Investor elects to purchase the Investor Offered Shares, the Company may sell the Investor Offered Shares in accordance with Section 5.03(d).
          (c) If the Investor delivers an Investor Notice of Election during an Investor Offer Period, the Investor and the Company shall select, for consummation of the issuance of the Investor Offered Shares to the Investor, a date not later than 30 days (or longer, if required by Law or applicable regulatory approval or notice requirements) after expiration of the Investor Offer Period. At the consummation of such issuance, the Company shall, against delivery by the Investor of the Investor Offer Price multiplied by the number of shares of Common Stock being purchased by the Investor, deliver to the Investor certificates representing the Investor Offered Shares being sold free and clear of any and all Encumbrances.

          (d) In the event that (x) the Investor shall have received an Investor Offer Notice from the Company but the Company shall not have received an Investor Notice of Election prior to expiration of the Investor Offer Period or (y) the Investor shall have given an Investor Notice of Election to the Company but shall have failed to consummate, as a result of the fault of the Investor, the purchase of the Investor Offered Shares within the time frame specified in paragraph (c) above, then nothing in this Section 5.03 shall limit the right of the Company thereafter to issue the Investor Offered Shares to one or more Third Parties; provided that:
          (i) the total number of New Securities issued by the Company to one or more Third Parties shall be not more than the number of Investor Offered Shares specified in the Investor Offer Notice; and
          (ii) all the New Securities that are issued or otherwise disposed of by the Company are issued (A) within 30 days (or longer, if required by Law or applicable regulatory approval or notice requirements) after expiration of the Investor Offer Period, (B) at an amount not less than the VWAP (plus or minus any absolute or percentage premium or discount offered in the Investor Offer Price included in the Investor Offer Notice) and (C) on terms not more favorable to the purchaser than those specified in the Investor Offer Notice.
     Section 5.04. Rights to Purchase New Securities. (a) Notwithstanding any other rights the Investor may have under this Agreement, in the event that the Company issues or proposes to issue New Securities to a Third Party (the “Third Party New Securities”), including pursuant to Section 5.03, at a time when the Investor and its Affiliates beneficially own at least 5% of the issued and outstanding Common Stock (treating all securities beneficially owned by the Investor and its Affiliates that are convertible into or exchangeable or exercisable for Common Stock as converted, exchanged or exercised), the Investor shall have the right to purchase from the Company, in accordance with paragraph (b) below, a number of additional New Securities such that, after giving effect to the proposed issuance of the Third Party New Securities and the issuance of the additional New Securities to the Investor pursuant to this Section 5.04, the Investor would beneficially own the same percentage of the issued and outstanding Common Stock (treating all such New Securities as converted into or exchanged or exercised for Common Stock) as it beneficially owned prior to such issuances. The rights of the Investor under this Section 5.04(a) shall terminate if unexercised within 30 days after receipt of the Notice of Issuance referred to in paragraph (b) below. However, the Company may issue the New Securities to Persons other than the Investor before the expiration of that 30 day period.
     (b) In the event that the Company issues or proposes to issue Third Party New Securities, it shall give written notice (a “Notice of Issuance”) thereof to the Investor, describing the number of Third Party New Securities to be issued, the price per Third Party New Security (which shall be the Investor Offer Price) and all other material terms and conditions. The Investor shall have 30 days from the date of receipt of the Notice of Issuance to agree to purchase all or a portion of the New Securities it is entitled to purchase as described in paragraph (a) above, for cash or Cash Equivalents, and otherwise upon the terms specified in the Notice of Issuance, by giving written notice to the Company, and stating therein its agreement to purchase New Securities and the quantity of New Securities to be purchased by the Investor. If the Investor Offer Price includes any Cash Equivalents, the value of such Cash Equivalents shall be determined by reference to the closing price thereof on the market with the largest trading volume in such securities on the Price Determination Date.
     (c) The Company and the Investor shall select a date not later than 30 days (or longer if required by Law or applicable regulatory approval or notice requirements) after the expiration of the 30-day notice period referenced in Section 5.04(b) for the closing of the purchase and sale of the New Securities to the Investor.

     Section 5.05. Furnishing of Information. The Company shall promptly furnish or make available to the Investor any documents filed by the Company pursuant to each of Section 13, 14 and 15(d) of the Exchange Act and all annual, quarterly or other reports furnished to the Company’s public security holders and all such other information concerning the Company and the Subsidiaries as the Investor may reasonably request.
     Section 5.06. Company Right of First Offer. (a) If, at any time, the Investor or any of its Affiliates desires to sell Investor Stock representing the greater of 5% or more of the issued and outstanding Common Stock or 75% or more of the remaining Investor Stock to any one Third Party, the Investor or its Affiliate, as the case may be, shall first deliver a written notice (a “Company Offer Notice”) thereof to the Company, which notice shall set forth all of the material terms and conditions on which the Investor or its Affiliate, as the case may be, offers to sell such New Securities to the Company (the “Company Offer”), including, without limitation, the number of shares of Investor Stock to be sold (the “Company Offered Shares”) and the purchase price per share of Investor Stock, which shall be stated as the VWAP (plus or minus any absolute or percentage premium or discount to the VWAP) and payable solely in cash or Cash Equivalents (the “Company Offer Price”). If the Company Offer Price includes any Cash Equivalents, the value of such Cash Equivalents shall be determined by reference to the closing price thereof on the market with the largest trading volume in such securities on the Price Determination Date.
          (b) (i) The receipt of a Company Offer Notice by the Company from the Investor or its Affiliate, as the case may be, shall constitute an exclusive offer by the Investor or its Affiliate, as the case may be, to sell to the Company all (and only all) of the Company Offered Shares at the Company Offer Price. Such offer shall remain open and irrevocable until expiration of 15 days after receipt of such Company Offer Notice by the Company (the “Company Offer Period”). At any time prior to expiration of the Company Offer Period, the Company shall have the right to accept the offer the Investor or its Affiliate, as the case may be, as to all (and only all) of the Company Offered Shares by giving a written notice of election (the “Company Notice of Election”) to the Investor or its Affiliate, as the case may be.
          (ii) If the Company accepts the offer by the Investor or its Affiliate, as the case may be, in accordance with this Section 5.06(b) by written notice delivered to the Investor or its Affiliate, as the case may be, prior to expiration of the Company Offer Period, the Company shall purchase from the Investor or its Affiliate, as the case may be, and the Investor or its Affiliate, as the case may be, shall sell to the Company, the Company Offered Shares. The price per share to be paid by the Company shall be the Company Offer Price specified in the Company Offer Notice, payable in accordance with the terms of the Company Offer. In the event the Company does not deliver during the Company Offer Period a Company Notice of Election in which the Company elects to purchase the Company Offered Shares, the Investor or its Affiliate, as the case may be, may sell the Company Offered Shares in accordance with Section 5.06(d).
          (c) If the Company delivers a Company Notice of Election during a Company Offer Period, the Company and the Investor or its Affiliate, as the case may be, shall select, for consummation of the sale of the Company Offered Shares to the Company, a date not later than 30 days (or longer, if required by Law or applicable regulatory approval or notice requirements) after expiration of the Company Offer Period. At the consummation of such sale, the Investor or its Affiliate, as the case may be, shall, against delivery by the Company of the Company Offer Price multiplied by the number of shares of Common Stock being purchased by the Company, deliver to the Company certificates representing Company Offered Shares being sold free and clear of any and all Encumbrances.

          (d) In the event that (x) the Company shall have received a Company Offer Notice from the Investor or its Affiliate, as the case may be, but the Investor or its Affiliate, as the case may be, shall not have received a Company Notice of Election prior to expiration of the Company Offer Period or (y) the Company shall have given a Company Notice of Election to the Investor or its Affiliate, as the case may be, but shall have failed to consummate, as a result of the fault of the Company, the purchase of the Company Offered Shares within the time frame specified in paragraph (c) above, then nothing in this Section 5.06 shall limit the right of the Investor or its Affiliate, as the case may be, thereafter to sell the Company Offered Shares; provided that:
          (i) the total number of shares of Investor Stock sold by the Investor or its Affiliate, as the case may be, to one Third Party shall be not more than the number of Company Offered Shares specified in the Company Offer Notice; and
          (ii) all the shares of Investor Stock that are sold or otherwise disposed of by the Investor or its Affiliate, as the case may be, are sold (A) within 30 days (or longer, if required by Law or applicable regulatory approval or notice requirements) after expiration of the Company Offer Period, (B) at an amount not less than the VWAP (plus or minus any absolute or percentage premium or discount offered in the Company Offer Price included in the Company Offer Notice) and (C) on terms not more favorable to the purchaser than those specified in the Company Offer Notice.
          (e) This Section 5.06 shall be suspended for so long as, and to the extent that, the Company is not authorized to purchase or redeem Common Stock without prior written notice to the Federal Reserve Board pursuant to Section 225.4(b) of Regulation Y (12 C.F.R. Section 225.4(b)). In addition, this Section 5.06 shall terminate, and no longer be of any force or effect, upon the Investor and its Affiliates becoming the beneficial owners of 25% or more of the issued and outstanding Common Stock.
ARTICLE VI
MISCELLANEOUS
     Section 6.01. Termination. This Agreement shall terminate with respect to any Holder only (a) when that Holder no longer beneficially owns (i) during any 90-day period so long as the Company is in compliance with or current in its reporting requirements under Section 13 or 15(d) of the Exchange Act, at least 5% of the issued and outstanding Common Stock (treating all securities beneficially owned by the Investor and its Affiliates that are convertible into or exchangeable or exercisable for Common Stock as converted, exchanged or exercised) and (ii) any Registrable Securities, or (b) by virtue of a written agreement to that effect, signed by such Holder and the Company; provided, however, that no termination of this Agreement shall affect the right of any party to recover damages or collect indemnification for any breach of the representations, warranties or covenants herein that occurred prior to such termination.
     Section 6.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 6.02):

(a) if to the Company:
First BanCorp.
1519 Ponce De León Ave
San Juan, Puerto Rico 00908
Facsimile: (787) 753-8402
Email: lawrence.odell@firstbankpr.com
Attention: General counsel
with a copy to:
Clifford Chance US LLP
31 W. 52nd Street
New York, New York 10019
Facsimile: (212) 878-8375
Email: david.bernstein@cliffordchance.com
Attention: David Bernstein
(b) if to the Investor:
The Bank of Nova Scotia
44 King Street West, 6th Fl.
Toronto, Canada M5H 1H1
Facsimile: (416) 866-5903
Email: andres.cruells@scotiabank.com
Attention: Andres Cruells
with a copy to:
The Bank of Nova Scotia
44 King Street West, 6th Fl.
Toronto, Canada M5H 1H1
Facsimile: (416) 866-5903
Email: tim.hayward@scotiabank.com
Attention: Tim Hayward
and to:
The Bank of Nova Scotia
44 King Street West, 6th Fl.
Toronto, Canada M5H 1H1
Facsimile: (416) 866-5090
Email: deborah.alexander@scotiabank.com
Attention: Deborah Alexander
and to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile: (212) 848 7179

Email: spetepiece@shearman.com
Attention: Scott Petepiece
and to:
McCarthy Tétrault LLP
Suite 4700
Toronto Dominion Bank Tower
Toronto, Canada M5K 1E6
Facsimile: (416) 868-0673
Email: iarellan@mccarthy.ca
Attention: Ian W. Arellano
     Section 6.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party or parties giving the waiver.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and, except as expressly stated, no single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
          (c) This Agreement shall not be assigned without the express written consent of all the parties hereto (which consent shall not be unreasonably withheld, delayed or conditioned).
     Section 6.04. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties, and to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.
     Section 6.05. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.
     Section 6.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State, without regard to any principles of conflicts of Laws that would apply the Laws of any other jurisdiction. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
     Section 6.07. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 6.07.
     Section 6.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or in equity, without proof of actual damages and without being required to post a bond or other security.
     Section 6.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 6.09.
     Section 6.10. Entire Agreement. This Agreement and the Investment Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.
     Section 6.11. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereto.
     Section 6.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an enforceable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     Section 6.13. Public Announcements. Neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or which refer to the other party hereto or otherwise communicate with any news media regarding any of the foregoing without, to the extent practicable, the prior written consent of the other party (such consent not to be unreasonably withheld or delayed), and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication. However, nothing in this Section will prevent any party from issuing any press release or making any filing when required by Law or by the rules of any securities exchange on which securities of the party or an Affiliate are listed
     Section 6.14. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.
     Section 6.15. Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles”, “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.
     Section 6.16. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     Section 6.17. Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute, claim or controversy relating to, in connection with or involving this Agreement. Accordingly, the parties hereto hereby waive the benefit of any rule of Law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

FIRST BANCORP
By:	/s/ Lawrence Odell
	Name:	Lawrence Odell
	Title:	Executive Vice President, Secretary & General Counsel

THE BANK OF NOVA SCOTIA
By:	/s/ T.P. Hayward
	Name:	Timothy Paul Hayward
	Title:	Executive Vice President and Chief Administrative Officer, International Banking

Stockholder Agreement Signature Page